1 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Stephen A. Fowle

April 24, 2008	(302) 571-6833

  WSFS REPORTS EPS OF $1.15, INCREASES DIVIDEND BY 20% OVER 2007

WSFS Financial Corporation (NASDAQ/GS: WSFS), the parent company of Wilmington Savings Fund Society, FSB, reported quarterly diluted earnings per share of $1.15, or net income of $7.2 million, compared to $1.15, or $7.8 million in the first quarter of 2007.

The Board of Directors approved a $0.02 increase in the quarterly cash dividend raising it 20% from $0.10 per share to $0.12 per share in response to the Company’s capital strength.

During the quarter the Company strengthened its capital while continuing to return a portion of its earnings to shareholders through share repurchases. The ratio of tangible equity to assets increased to 6.72% at March 31, 2008 as compared to 6.52% at December 31, 2007, as equity increased $4.9 million over December 31, 2007.

Highlights include:

•	Commercial loans increased a strong 17%, or a $228.4 million increase from the end of the first quarter of 2007.
•

Nonperforming assets of $19.8 million, or 0.62% of assets, declined in comparison to the previous quarter’s level of $31.8 million and 0.99%. Net charge-offs of 0.14% of loans for the first quarter of 2008 declined from 1.06% in the fourth quarter of 2007.

•	The Company increased its loan loss reserve by providing $2.4 million for loan losses in the first quarter, due to a generally deteriorating credit environment.
•	WSFS increased shareholders’ equity and remained above “well-capitalized” levels by all regulatory measures; all while the Company continued its share repurchase

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2 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

program, by repurchasing 40,000 shares or a little less than 1% of its common stock during the first quarter of 2008.

Notable events for the first quarter:

•

The Company recorded a $1.4 million gain on the sale of shares related to the completion of Visa’s initial public offering (IPO) in March. Related to this IPO the Company also reversed a $562,000 Visa indemnification charge. The Company recognized a total benefit of $0.20 per share as a result of these related events.

•	WSFS recorded a small $303,000 charge related to the mark-to-mark adjustment of trading securities, resulting in a $0.03 per share charge, as a result of widening spreads for mortgage securities.

CEO Outlook and commentary:

Mark A. Turner, WSFS’ President and CEO said, “We continue to actively manage our Company through a challenging environment for banking companies. Our commercial loan growth and fee revenue growth continue to be strong and our margin improved on a linked-quarter basis overcoming a short-term negative impact from severe rate drops during the quarter. Additionally, credit statistics have improved as the result of success in resolving certain problem loans.”

“Last quarter, we highlighted a number of steps we have taken to diversify our portfolio and manage risk in areas that have negatively impacted our peers and national banking companies. We continue to benefit from these actions in a number of ways, including: a low level of subprime residential mortgage loans (less than 1% of our total loan portfolio); a low level of subprime delinquencies (3.51% of our subprime portfolio) that are less than one-fifth of the national average; and a low level of residential mortgage delinquencies (1.53% of our residential mortgage portfolio) that are less than half the national average.”

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3 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

“We will continue to actively manage our credit position through constant focus on diversification and portfolio limits as well as prudent underwriting. Despite a relatively strong economy locally, we face a credit market that is suffering from an ongoing weakness in the housing sector as well as general economic softening. We expect our credit statistics, as well as those of our peers, to be influenced by economic factors facing the industry. Recognizing these are difficult times, WSFS again this quarter provided reserves in excess of our current charge-offs.”

“In addition, we manage risk in our securities portfolio through wide diversification and high credit standards. We also manage to a moderate duration and avoid volatile and highly-structured MBS securities. WSFS is currently carrying only $12.1 million of illiquid securities, which are not credit impaired and are well over collateralized.”

“We will continue to grow our market share and take advantage of opportunities available in this market while prudently managing credit risk and our capital.”

First Quarter 2008 Discussion of Financial Results

Net interest income remains stable

Net interest income for the first quarter of 2008 was $21.0 million and increased $259,000 from the fourth quarter of 2007, while the net interest margin increased by 1 basis point to 3.00%. The first quarter 2008 net interest margin was affected by a $125,000, or 2 basis points of margin, decrease in income related to reverse mortgages as compared to the fourth quarter of 2007.

Net interest income for the first quarter of 2008 was essentially flat compared to the first quarter of 2007. The first quarter of 2007 included $1.4 million, or 0.21% of margin, of income related to reverse mortgages compared to $22,000 of reverse mortgage income recorded in the first quarter of 2008. Also during the first quarter of 2007, the net interest margin was negatively impacted by a $335,000, or 0.05% of margin, charge related to the pre-payment of a $50.0 million FHLB borrowing. Primarily as a result of these items, the net interest margin decreased

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4 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

25 basis points (0.25%) to 3.00% at March 31, 2008, from 3.25% reported in the first quarter of 2007.

Total commercial loans increased 17% or $228.4 million from March 2007

Commercial and commercial real estate (CRE) loans increased a strong $228.4 million, or 17% over March 31, 2007. Total net loans were $2.2 billion at March 31, 2008, an increase of $211.6 million, or 10%, over March 31, 2007. WSFS continued its strategy of building its commercial and consumer loans to re-position the balance sheet toward higher yielding assets.

Commercial and CRE loans increased $28.3 million, or 2% (7% annualized) over December 31, 2007 levels. Total net loans increased $9.9 million, or less than 1% (2% annualized) over December 31, 2007.

The following table summarizes the current loan balances and composition compared to prior periods.

(Dollars in thousands)	At Mar. 31, 2008		At Dec. 31, 2007		At Mar. 31, 2007

Commercial and CRE	$1,555,799	69%	$1,527,512	68%	$1,327,436	65%
Residential mortgage	439,328	20	452,612	20	470,260	23
Consumer	275,636	12	279,107	13	262,270	13
Allowance for loan losses	(26,868)	(1)	(25,251)	(1)	(27,629)	(1)
Net Loans	$2,243,895	100%	$2,233,980	100%	$2,032,337	100%

Asset quality

The Company recorded a provision for loan losses of $2.4 million in the first quarter of 2008 compared to $371,000 in the first quarter of 2007 and $2.4 million in the fourth quarter of 2007.

Nonperforming assets as a percentage of total assets of 0.62% at March 31, 2008 decreased from 0.99% at December 31, 2007 and increased from 0.16% at March 31, 2007. The decrease from year-end 2007 is due primarily to the sale of one large commercial credit discussed in our 2007 Form 10-K.

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5 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Annualized net charge-offs in the first quarter of 2008 were 0.14% of average loans. This compares to 1.06% for the fourth quarter of 2007 and 0.02% for the first quarter of 2007. The charge-offs in the fourth quarter of 2007 related to two large lending relationships in the amount of $5.1 million. The ratio of allowance for loan losses to total loans was 1.18% at March 31, 2008, compared to 1.12% at December 31, 2007 and 1.34% at March 31, 2007.

Customer deposits increased 3% or $37.8 million from the first quarter of 2007

Total customer deposits (core deposits and customer time deposits) were $1.5 billion at March 31, 2008, an increase of $37.8 million, or 3%, over balances at March 31, 2007. This growth included a $32.3 million increase in customer demand deposit accounts. The balance of money market accounts at March 31, 2007 included a temporary investment of $39.7 million. Adjusting for this temporary balance customer deposits increased by $77.5 million, or 6%.

Customer deposits were essentially flat with levels reported for December 31, 2007, and reflect a $15.5 million decrease in customer time deposits partially offset by a $12.1 million increase in money market accounts. Typically deposit levels are higher at year-end.

             The following table summarizes the current customer deposit balances and composition compared to prior periods.

(Dollars in thousands)	At Mar. 31, 2008		At Dec. 31, 2007		At Mar. 31, 2007

Non-interest demand	$291,595	20%	$290,423	20%	$283,295	20%
Interest bearing demand	172,937	12	171,363	12	148,946	10
Savings	196,930	13	196,571	13	219,904	15
Money market	316,067	21	303,930	20	324,191	23
Total core deposits	977,529	66	962,287	65	976,336	68
Customer time	501,459	34	516,910	35	464,864	32
Total customer deposits	$1,478,988	100%	$1,479,197	100%	$1,441,200	100%

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6 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Noninterest income grew $1.8 million, or 17%, over the first quarter of 2007

During the first quarter of 2008, the Company recorded noninterest income of $12.5 million, an increase of $1.8 million, or 17%, from the first quarter of 2007. This increase included the previously mentioned $1.4 million Visa redemption gain, partially offset by a $303,000 charge related to the mark-to-market adjustment of trading securities in accordance with recently adopted Financial Accounting Standards Board (FASB) Statement 157. Excluding these items, noninterest income increased by $705,000, or 7%. This increase was primarily due to overall growth in deposits and loans, and the related fees associated with these products. This increase also included growth in the recently formed reverse mortgage origination initiative.

Noninterest income was $502,000 less than the fourth quarter of 2007. This comparison includes the previously mentioned first quarter Visa redemption gain and mark-to-market adjustment of trading securities as well as a $1.1 million gain related to the sale of the Company’s former headquarters building recorded in the fourth quarter. Credit/debit card and ATM income decreased $457,000 while deposit service charges decreased $228,000 reflecting a seasonally slow first quarter and reduced prime-rate based ATM bailment fees.

Noninterest expense increases reflect continued investment in the WSFS franchise

Noninterest expenses for the first quarter of 2008 totaled $20.9 million, which was $1.6 million, or 8% greater than the first quarter of 2007. Salaries, benefits and other compensation expense increased $637,000 or 6% while occupancy expense increased by $275,000 or 15%. These increases were primarily attributable to the Company’s continued growth efforts. In addition, professional fees increased $196,000 mainly the result of additional legal fees related to loan workout situations.

Noninterest expenses decreased $1.4 million from the fourth quarter of 2007. During the fourth quarter of 2007 the Company recorded a $1.2 million charge related to its share of the

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7 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

Visa lawsuit with American Express, Discover and other pending Visa-related litigation. The first quarter of 2008 included a reversal of $562,000 of the indemnification relating to American Express and Discover, resulting from the completion of Visa’s initial public offering (IPO) in March. The remainder of this contingent liability, $642,000, will remain on our balance sheet until the other pending Visa-related lawsuits are resolved. Excluding the Visa-related items, noninterest expense increased $389,000, or 2%, compared to the fourth quarter of 2007.

Income taxes

The Company recorded a $2.9 million income tax provision in the first quarter of 2008. This included a $723,000 tax benefit resulting from a decrease in the Company’s income tax reserve due to the regular reassessment of the tax reserve position and the expiration of the statute of limitations on certain previously recorded reserves. Excluding this tax benefit, the Company would have recorded a $3.6 million tax provision (reflecting a 35.7% effective tax rate) versus $4.3 million in the first quarter of 2007 (35.5% effective tax rate) and $1.5 million in the fourth quarter of 2007. Including the $723,000 tax benefit, the Company expects the effective tax rate for the full year of 2008 will be between 34.0% and 34.5%. The fourth quarter of 2007 included a $1.7 million tax benefit resulting from the donation of the N.C. Wyeth mural Apotheosis of the Family. Excluding this tax benefit, the Company would have recorded a $3.2 million tax provision (35.6% effective tax rate). The Company expects regular fluctuations in its effective tax rate.

Capital management

During the first quarter of 2008, the Company strengthened its capital while returning a portion of its earnings to shareholders. The ratio of tangible equity to assets increased to 6.72% at March 31, 2008 from 6.52% at December 31, 2007, as equity increased $4.9 million. All capital levels are in excess of “well-capitalized” regulatory benchmarks, the regulators’ highest capital rating. The Tier 1 capital ratio was 11.03%, well above the 6.00% level required to be considered “well-capitalized” under regulatory definitions. Tangible book value per share increased to $34.73 at March 31, 2008, from $33.78 at December 31, 2007 and $31.28 at March

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8 WSFS Bank Center 500 Delaware Avenue, Wilmington, Delaware 19801

 31, 2007. During the quarter the Company repurchased 40,000 shares of common stock, less than 1% of shares outstanding, at an average price of $50.25 per share. At March 31, 2008, the Company had 539,500 shares remaining under its current share repurchase authorization, or 8.8% of its 6.1 million outstanding shares.

The Board of Directors also declared a quarterly cash dividend of $0.12 per share. This dividend represents a 20% increase from that of the first quarter of 2007. This dividend will be paid on May 30, 2008, to shareholders of record as of May 9, 2008.

WSFS Financial Corporation is a $3.2 billionfinancial services company. Its principal subsidiary, Wilmington Savings Fund Society, FSB, currently operates 29 retail banking offices in all three counties in Delaware, as well as Chester and Delaware Counties in Pennsylvania, providing full banking services including wealth management and personal trust services. Other subsidiaries include: WSFS Investment Group, Inc. and Montchanin Capital Management, Inc. Founded in 1832, WSFS is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit the Bank’s website at http://www.wsfsbank.com .

* * *

Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation.

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9 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
STATEMENT OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)
	Three Months Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Interest income:
Interest and fees on loans	$37,682	$40,911	$38,469
Interest on mortgage-backed securities	5,988	6,200	6,237
Interest and dividends on investment securities	338	466	1,714
Other interest income	552	566	668
	44,560	48,143	47,088
Interest expense:
Interest on deposits	12,129	13,558	14,388
Interest on Federal Home Loan Bank advances	8,968	10,821	8,922
Interest on trust preferred borrowings	1,018	1,198	1,177
Interest on other borrowings	1,476	1,856	1,541
	23,591	27,433	26,028

Net interest income	20,969	20,710	21,060
Provision for loan losses	2,390	2,376	371

Net interest income after provision for loan losses	18,579	18,334	20,689

Noninterest income:
Credit/debit card and ATM income	4,531	4,988	4,483
Deposit service charges	3,798	4,026	3,602
Investment advisory income	655	670	594
Loan fee income	643	627	561
Bank owned life insurance income	574	627	557
Mortgage banking activities, net	105	(1)	72
Securities gains, net	1,067	82	—
Non-recurring gains, net	—	1,097	—
Other income	1,133	892	864
	12,506	13,008	10,733
Noninterest expenses:
Salaries, benefits and other compensation	11,487	11,214	10,850
Occupancy expense	2,107	2,078	1,832
Equipment expense	1,463	1,428	1,246
Data processing and operations expense	1,038	1,084	943
Marketing expense	907	1,019	742
Professional fees	849	709	653
Other operating expenses	3,086	4,781	3,092
	20,937	22,313	19,358

Income before taxes	10,148	9,029	12,064
Income tax provision	2,902	1,533	4,283
Net income	$7,246	$7,496	$7,781

Diluted earnings per share:
Net income	$1.15	$1.18	$1.15

Weighted average shares outstanding for diluted EPS	6,310,171	6,356,779	6,758,669

Performance Ratios:

Return on average assets (a)	0.91%	0.95%	1.06%
Return on average equity (a)	13.17	14.35	14.75
Net interest margin (a)(b)	3.00	2.99	3.25
Efficiency ratio (c)	62.03	65.63	60.37
Noninterest income as a percentage of total revenue (b)	37.05	38.26	33.47

See “Notes”

10 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENT OF CONDITION:
(Dollars in thousands)
(Unaudited)
	March 31,	December 31,	March 31,
	2008	2007	2007
Summary Statement of Condition:

Assets:
Cash and due from banks	$75,115	$83,936	$75,461
Cash in non-owned ATMs	175,313	182,523	150,270
Investment securities (d)(e)	32,086	28,272	28,153
Other investments	43,715	46,615	35,347
Mortgage-backed securities (d)	477,234	496,792	500,069
Net loans (f)(g)	2,243,895	2,233,980	2,032,337
Bank owned life insurance	58,125	57,551	55,839
Other assets	69,851	70,519	70,062
Total assets	$3,175,334	$3,200,188	$2,947,538

Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$291,595	$290,424	$283,295
Interest-bearing deposits	1,187,393	1,188,773	1,157,905
Total customer deposits	1,478,988	1,479,197	1,441,200
Other jumbo CDs	87,322	98,758	99,593
Brokered deposits	238,071	249,206	292,470
Total deposits	1,804,381	1,827,161	1,833,263

Federal Home Loan Bank advances	883,899	898,280	693,918
Other borrowings	243,659	236,880	193,239
Other liabilities	27,140	26,537	27,931

Total liabilities	2,959,079	2,988,858	2,748,351

Minority interest	—	—	45

Stockholders’ equity	216,255	211,330	199,142
Total liabilities, minority interest and stockholders’ equity	$3,175,334	$3,200,188	$2,947,538

Capital Ratios:

Equity to asset ratio	6.81%	6.60%	6.76%
Tangible equity to asset ratio	6.72	6.52	6.67
Core capital (h) (required: 4.00%; well-capitalized: 5.00%)	8.72	8.63	8.96
Tier 1 Capital (h) (required: 4.00%; well-capitalized: 6.00%)	11.03	11.16	11.70
Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	12.04	12.13	12.91

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$17,934	$31,106	$4,230
Troubled debt restructuring	818	—	—
Assets acquired through foreclosure	1,033	703	388
Total nonperforming assets	$19,785	$31,809	$4,618

Past due loans (i)	$3,915	$575	$89

Allowance for loan losses	$26,868	$25,252	$27,629

Ratio of nonperforming assets to total assets	0.62%	0.99%	0.16%
Ratio of allowance for loan losses to total gross loans (j)	1.18	1.12	1.34
Ratio of allowance for loan losses to nonaccruing loans (k)	144	79	648
Ratio of quarterly net charge-offs
to average gross loans (a)(f)	0.14	1.06	0.02

See “Notes”

11 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	Three months ended
	March 31, 2008			December 31, 2007			March 31, 2007
			Yield			Yield			Yield
	Average	Interest &	Rate	Average	Interest &	Rate	Average	Interest &	Rate
	Balance	Dividends	(a)(b)	Balance	Dividends	(a)(b)	Balance	Dividends	(a)(b)
Assets:
Interest-earning assets:
Loans: (f) (l)
Commercial real estate loans	$747,433	$13,236	7.08%	$732,075	$14,272	7.80%	$655,669	$13,692	8.35%
Residential real estate loans	445,681	6,497	5.83	449,181	6,633	5.91	472,703	6,736	5.70
Commercial loans	795,136	13,247	6.73	776,442	14,995	7.70	651,510	13,063	8.19
Consumer loans	277,402	4,702	6.82	274,238	5,011	7.25	266,368	4,978	7.58
Total loans	2,265,652	37,682	6.70	2,231,936	40,911	7.38	2,046,250	38,456	7.57
Mortgage-backed securities (d)	495,538	5,988	4.83	500,417	6,200	4.96	509,224	6,237	4.90
Investment securities (d)(e)	29,707	338	4.55	27,886	466	6.68	32,757	1,714	20.93
Other interest-earning assets	45,296	552	4.90	45,492	566	4.94	37,851	668	7.16
Total interest-earning assets	2,836,193	44,560	6.32	2,805,731	48,143	6.90	2,626,082	47,088	7.21

Allowance for loan losses	(25,496)			(28,754)			(27,708)
Cash and due from banks	70,191			68,510			67,087
Cash in non-owned ATMs	175,413			172,843			142,103
Bank owned life insurance	57,749			57,127			55,473
Other noninterest-earning assets	65,478			67,281			65,758
Total assets	$3,179,528			$3,142,738			$2,928,795

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest bearing deposits:
Interest-bearing demand	$161,832	$326	0.81	$154,389	$400	1.03	$135,464	$270	0.81
Money market	304,226	2,172	2.87	309,807	2,723	3.49	315,525	3,088	3.97
Savings	194,440	257	0.53	200,220	359	0.71	219,912	446	0.82
Customer time deposits	504,155	5,639	4.50	499,061	5,939	4.72	456,523	5,216	4.63
Total interest-bearing customer deposits	1,164,653	8,394	2.90	1,163,477	9,421	3.21	1,127,424	9,020	3.24
Other jumbo certificates of deposit	97,585	1,009	4.16	97,442	1,242	5.06	102,856	1,355	5.34
Brokered deposits	256,454	2,726	4.28	227,372	2,895	5.05	298,247	4,013	5.46
Total interest-bearing deposits	1,518,692	12,129	3.21	1,488,291	13,558	3.61	1,528,527	14,388	3.82

FHLB of Pittsburgh advances	911,647	8,968	3.89	904,608	10,821	4.68	697,253	8,922	5.12
Trust preferred borrowings	67,011	1,018	6.01	67,011	1,198	7.00	67,011	1,177	7.03
Other borrowed funds	170,538	1,476	3.46	168,553	1,856	4.40	131,232	1,541	4.70
Total interest-bearing liabilities	2,667,888	23,591	3.54	2,628,463	27,433	4.17	2,424,023	26,028	4.30

Noninterest-bearing demand deposits	268,543			272,091			267,354
Other noninterest-bearing liabilities	23,063			33,221			26,399
Minority interest	—			33			49
Stockholders’ equity	220,034			208,930			210,970
Total liabilities and stockholders’ equity	$3,179,528			$3,142,738			$2,928,795

Excess of interest-earning assets
over interest-bearing liabilities	$168,305			$177,268			$202,059

Net interest and dividend income		$20,969			$20,710			$21,060

Interest rate spread			2.78%			2.73%			2.91%

Net interest margin			3.00%			2.99%			3.25%

See “Notes”

12 500 Delaware Avenue, Wilmington, Delaware 19801

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended
	March 31,	December 31,	March 31,
	2008	2007	2006
Stock Information:

Market price of common stock:
High	$ 53.79	$ 67.97	$ 70.69
Low	44.46	49.87	61.31
Close	49.28	50.20	64.48
Book value per share	35.22	34.27	31.70
Tangible book value per share	34.73	33.78	31.28
Number of shares outstanding (000s)	6,141	6,167	6,283

Other Financial Data:

One-year repricing gap to total assets (m)	(1.33)%	(3.38)%	(1.74)%
Weighted average duration of the MBS portfolio	2.6 years	2.8 years	2.9 years
Unrealized losses on securities available-for-sale, net of taxes	$ (3,921)	$ (3,405)	$ (6,009)
Number of associates (FTEs)	603	599	564
Number of branch offices	29	29	28
Number of WSFS owned ATMs	326	325	309

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale.
(e)	Includes reverse mortgages.
(f)	Net of unearned income.
(g)	Net of allowance for loan losses.
(h)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j)	Excludes loans held-for-sale.
(k)	Includes general reserves only.
(l)	Nonperforming loans are included in average balance computations.
(m)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.